Exhibit 99.1

From:	EnviroStar, Inc.

290 NE 68 Street

Miami, FL 33138

Henry M. Nahmad (305) 754-4551

Venerando Indelicato (813) 814-0722

FOR RELEASE: at 9:00AM, Friday, February 12, 2016

EnviroStar, Inc. Announces Second Quarter Results

Miami, FL – February 12, 2016 – EnviroStar, Inc. (NYSE MKT: EVI) today reported revenues and earnings for the six and three-month periods ended December 31, 2015.

For the first six months of fiscal 2016, revenues decreased by 7.2% to approximately $14.9 million from approximately $16.0 million for the same period of fiscal 2015. For the first six months of fiscal 2016, EnviroStar generated net earnings of approximately $536,000, or $0.08 per share, compared to net earnings of approximately $948,000, or $0.13 per share, for the same period of fiscal 2015.

For the second quarter of fiscal 2016, revenues increased by 24.6% to approximately $8.6 million from approximately $6.9 million in the comparable period of fiscal 2015. Net earnings for the second quarter of fiscal 2016 were approximately $379,000, or $0.05 per share, compared to net earnings of approximately $484,000, or $0.07 per share, for the second quarter of fiscal 2015.

Henry M. Nahmad, Chairman and Chief Executive Officer of EnviroStar, stated,

“Like other companies in our industry, our results are subject to fluctuation from quarter to quarter based on a number of factors, including the impact of large installations. Our results for the first half and the second quarter of fiscal 2015 as compared to the same periods of fiscal 2016 were primarily impacted by certain large margin installations during the second quarter of fiscal 2015. However, based on our outlook for the Company, including the strength of our backlog, we believe that our results for fiscal 2016 will be in line with our historical performance. In addition, we are continuing our pursuit of acquisition opportunities and other strategic transactions as part of our buy and build strategy, which we believe will enhance our North American market share.”

EnviroStar, Inc., through its subsidiaries, is one of the nation’s leading distributors of laundry and dry cleaning products, and industrial boilers.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of EnviroStar, or industry trends and results, to differ from the future results, trends, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, those related to EnviroStar’s results for fiscal 2016, including compared to historical results, and those related to EnviroStar’s pursuit of acquisition opportunities and other strategic transactions, including risks related to EnviroStar’s ability to identify and consummate acquisitions or other strategic transactions and the risk that any acquisitions which are consummated may not positively impact EnviroStar’s business, including market share, operating results and/or financial condition. Reference is also made to other economic, competitive, governmental, technological and other risks and factors discussed in EnviroStar’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended June 30, 2015. Many of these risks and factors are beyond EnviroStar’s control. In addition, past performance and perceived trends may not be indicative of future results. EnviroStar cautions that the foregoing factors are not exclusive.

EnviroStar, Inc. and Subsidiaries (NYSE MKT: EVI)

Summary Unaudited Consolidated Statements of Income

	Six months ended		Three months ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenues	$14,863,101	$16,008,839	$8,625,901	$6,925,145

Earnings before income
taxes	860,907	1,521,951	608,484	777,895
Provision for income taxes	324,702	573,578	229,311	293,483

Net earnings	$536,205	$948,373	$379,173	$484,412

Basic and diluted
earnings per share	$.08	$.13	$.05	$.07

Weighted average shares
outstanding:
Basic and diluted	7,033,732	7,033,732	7,033,732	7,033,732

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